Registration No. 333-191801

As filed with the Securities and Exchange Commission on April 11, 2014.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Post-effective Amendment No. 1 to

FORM S-1

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

PRIME MERIDIAN HOLDING COMPANY

(Exact name of registrant as specified in its charter)

Florida	6022	27-2980805
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

1897 Capital Circle NE, Second Floor

Tallahassee, Florida 32308

(850) 907-2301

(Address, including zip code, and telephone number,

including area code, of registrant’s principal executive offices)

Sammie D. Dixon, Jr.

1897 Capital Circle NE, Second Floor

Tallahassee, Florida 32308

(850) 907-2301

(Name, address, including zip code, and telephone number,

including area code of agent for service)

Copies of all communications, including copies of all communications sent to agent for service, should be sent to:

A. George Igler, Esq.

Richard Pearlman, Esq.

Adams and Reese LLP

2457 Care Drive

Tallahassee, Florida 32308

Approximate date of commencement of proposed sale to the public: As soon as practicable after this registration statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box: ☑

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: ❑

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: ❑

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: ❑

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a nonaccelerated filer, or a smaller reporting company. See definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check One):

Large accelerated filer:	❑	Accelerated filer:	❑
Nonaccelerated filer:	❑	Smaller reporting company:	☑

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Proposed Amount to be Registered	Proposed Maximum Price Per Share	Proposed Maximum Aggregate Offering Price	Registration Fee
Common Stock	1,200,000	$12.50	$15,000,000	$1,932[1]

[1]	Previously paid.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to Section 8(a), may determine.

Explanatory Note

This Amendment is solely for the purpose of: (i) amending the Distribution subsection of the Plan of Distribution and the Offering section of the registration statement and Prospectus to describe the engagement of a broker-dealer to offer and sell Prime Meridian Holding Company’s (hereinafter referred to as PMHC) shares in this offering in Alabama, Virginia, and Pennsylvania; and (ii) incorporating into this registration statement certain documents, including PMHC’s Annual Report on Form 10-K for the fiscal year ended December 31, 2013.

The information in this preliminary Prospectus Supplement is not complete and may be changed. We may not sell these securities until the post-effective amendment to the registration statement filed with the Securities and Exchange Commission is effective. This preliminary Prospectus Supplement is not an offer to sell nor does it seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED APRIL 11, 2014

PROSPECTUS SUPPLEMENT DATED APRIL __, 2014

PRIME MERIDIAN HOLDING COMPANY

Up To 1,200,000 Shares of Common Stock

PLAN OF DISTRIBUTION AND THE OFFERING

Distribution

Shares are being offered by certain of our directors and officers, none of whom will receive any commissions or other remuneration in connection with these activities. They may however be reimbursed for reasonable expenses incurred as a result of such activities. We are offering the shares on a best efforts basis, and we are not required to issue any minimum number of shares in this offering. In reliance on Rule 3a4-1 of the Securities Exchange Act of 1934, we believe that our directors and officers who are engaged in the sale of the shares will not be deemed to be broker and/or dealers.

In addition, we have engaged Allen Mooney & Barnes Brokerage Services, LLC (hereinafter referred to as AMB) as a broker-dealer to assist in the sale of up to 320,000 of our shares on a best-efforts basis. PMHC and AMB have entered into a letter agreement (hereinafter referred to as the Agreement), pursuant to which PMHC agrees to pay AMB:

1.	A $2,500 retainer, due upon the signing of the Agreement (which shall be refunded if we sell fewer than 20,000 shares in Alabama, Virginia, or Pennsylvania);

2.	A commission payment of 25 basis points per share for up to 320,000 shares sold in Alabama, Virginia, or Pennsylvania (hereinafter referred to as the Commission); and

3.	Out of pocket expenses not to exceed $5,000, subject to AMB providing detailed receipts of the expenses.

Simultaneously with the receipt by PMHC of the gross proceeds of any shares sold in Alabama, Virginia, or Pennsylvania, PMHC shall pay to AMB the Commission (calculated on the gross proceeds received at such closing). In addition to the Commission, PMHC shall from time to time upon request (and at each closing), reimburse AMB for its reasonable out-of-pocket expenses; provided, however, that such reimbursements shall not exceed $5,000 in the aggregate and that AMB must provide to us detailed receipts for such expenses.

AMB Associate Vice President Kimberly Dixon will be assisting in the sales of shares. Ms. Dixon is the wife of PMHC’s Chief Executive Officer Sammie Dixon. Ms. Dixon’s sales activity will be overseen by AMB Chief Compliance Officer Carla Roach. PMHC elected to utilize the services of AMB to serve as a broker-dealer based AMB’s experience and the flexibility of the compensation structure. The Board of Directors of PMHC and the Partners of AMB do not believe the relationship between Ms. Dixon and Mr. Dixon presents any conflict of interest that will not be mitigated by Mr. Mooney’s supervision.

In the Agreement, the obligations of the AMB are subject to various customary conditions. The Agreement also provides for indemnification arrangements arising from certain liabilities, to the extent such liabilities occur as a consequence of the occurrence of violations of the Securities Act of 1933, as amended, we have been advised that in the opinion of the Securities and Exchange Commission that such arrangements are in direct contravention of the public policy as expressed in that Act and are unenforceable.

The foregoing discussion does not attempt to summarize all substantive provisions of the Agreement, a copy of which may be obtained by any interested investor upon request and has been filed as an exhibit to the registration statement of which this prospectus is a part.

The following table summarizes the Commission that PMHC will pay to AMB:

	Per Share	Total Offering in Alabama, Virginia, and Pennsylvania
Public offering price	$12.50	$4,000,000.00
Sales commission	$0.03125	$10,000.00
Proceeds to us, before expenses	$12.46875	$3,990,000.00

DOCUMENTS INCORPORATED BY REFERENCE

The Securities and Exchange Commission allows us to “incorporate by reference” information we file with it, which means that we can disclose important information to you by referring you to other documents. The information incorporate by reference is considered to be a part of this prospectus. Information contained in this prospectus supersedes information incorporated by reference that we have filed with the Securities and Exchange Commission prior to the date of this prospectus.

We incorporate by reference the documents listed below, except to the extent that any information contained in any such document is deemed “furnished” in accordance with Securities and Exchange Commission rules:

•	Our Annual Report on Form 10-K for the year ended December 31, 2013 filed with the Securities and Exchange Commission on March 28, 2014 (File No. 333-191801); and

•	Our Current Reports on Form 8-K filed with the Securities and Exchange Commission on January 31, 2014 and February 12, 2014 (excluding information or documents furnished but not filed therewith) (File No. 333-191801)

On the written or oral request for each person to whom a copy of this prospectus is delivered, we will provide, at no cost, a copy of any or all of the documents incorporated by reference in this prospectus, except the exhibits to those documents, unless the exhibits are specifically incorporated by reference.

Written requests for copies should be directed to Prime Meridian Holding Company, 1897 Capital Circle NE, Second Floor, Tallahassee, Florida, Attention: Sammie D. Dixon, Jr., Chief Executive Officer and President. Telephone requests for copies should be directed to (850) 907-2701. Such documents are also available through our Internet website: www.primemeridianbank.com. The information contained on our website is not a part of, or incorporated by reference into, this prospectus.

You may read and copy any of these documents at the Securities and Exchange Commission’s Public reference Room at 100 F Street, N.E., Washington, DC, 20549. Please call the Securities and Exchange Commission at 1-800-SEC-0330 for further information. The Securities and Exchange Commission maintains an internet site that contains reports, proxy and other information statements and other information regarding issuers that file electronically with the Securities and Exchange Commission. Our Securities and Exchange Commission filings are also available to the public form the Securities and Exchange Commission’s website at http://www.sec.gov.

You should rely only upon the information provided in this document, or incorporated in this document by reference. We have not authorized anyone to provide you with different information. You should not assume that the information in this document, including any information incorporated by reference, is accurate as of any date other that the date indicated on the front cover or the date given in the applicable document.

PART II—INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13.	OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

The following table sets forth the various expenses payable in connection with the sale and distribution of the securities being registered. All of such expenses will be paid by us. All of the amounts shown are estimates, except for the Securities and Exchange Commission registration fee.

Securities Exchange Commission registration fee	$1,932
Accounting fees and expenses	20,000
Legal fees and expenses	85,000
Blue sky fees and expenses	15,000
Printing and shipping	25,000
Edgar Filing	20,000
Transfer agent and registrar expenses	7,500
FINRA filing fee	500
Placement Agent commissions and expenses	17,500
Miscellaneous	107,568

Total	300,000

ITEM 14.	INDEMNIFICATION OF DIRECTORS AND OFFICERS

Under Florida law, a corporation may indemnify its directors and officers against liability if the director or officer acted in good faith and with a reasonable belief that his actions were in the best interests of the corporation, or at least not adverse to the corporation’s best interests, and, in a criminal proceeding, if the individual had no reasonable cause to believe that the conduct in question was unlawful. Under Florida law, a corporation may not indemnify an officer or director against liability in connection with a claim by or in the right of the corporation in which such officer or director was adjudged liable to the corporation or in connection with any other proceeding in which the officer or director was adjudged liable for receiving an improper personal benefit. However, a corporation may indemnify against the reasonable expenses associated with such proceeding. A corporation may not indemnify against breaches of the duty of loyalty. Florida law provides for mandatory indemnification against all reasonable expenses incurred in the successful defense of any claim made or threatened, regardless of whether such claim was by or in the right of the corporation, unless limited by the corporation’s Articles of Incorporation. A court may order indemnification if it determines that the director or officer is fairly and reasonably entitled to indemnification in view of all the relevant circumstances, regardless of whether the director or officer met the good faith and reasonable belief standards of conduct set out in the statute. Unless otherwise stated in the Articles of Incorporation, officers of a corporation are also entitled to the benefit of the above statutory provisions.

Consistent with Florida law, both the Company’s and the Bank’s Bylaws provide for the indemnification of our directors or officers to the fullest extent permitted by applicable law.

Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to our directors and officers, or to persons controlling us, pursuant to our Bylaws or Florida law, we have been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

ITEM 15.	RECENT SALES OF UNREGISTERED SECURITIES

In 2010, the Company sold 214,577 shares of common stock upon the exercise of outstanding stock purchase warrants. The aggregate proceeds from these sales were $2.02 million. The shares were issued in accordance with the contractual terms of the warrants and as part of a private placement pursuant to Section 4(2) of the Securities Act of 1933. The Company concluded such exemption was available due to the lack of any public solicitation and the familiarity of members of the Company’s Board of Directors with the purchasers.

ITEM 16.	EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

The following exhibits are filed with the Securities and Exchange Commission and are incorporated by reference into this Form S-1. Exhibits denominate with an (*) were previously filed as part of Form S-1 filed with the Securities and Exchange Commission on October 18, 2013, File No. 333-191801.

Exhibit Number	Description of Exhibit

1.1	Agreement with Allen Mooney & Barnes Brokerage Services LLC

*3.1	Articles of Incorporation

*3.2	Bylaws

*4.1	Specimen Common Stock Certificate

*4.2	2010 Articles of Share Exchange

5.1	Opinion of Adams and Reese LLP

*10.1	2007 Stock Option Plan (“2007 Plan”)

*10.2	Form of Non-Qualified Stock Option Agreement Under 2007 Plan

*10.3	Form of Incentive Stock Option Agreement Under 2007 Plan

*10.4	2012 Directors’ Compensation Plan (“2012 Plan”)

*10.5	Lease for Branch Location on Timberlane Road

*10.6	Agreement for Loan Review Services with Carr, Riggs & Ingram, LLC

*21.1	Subsidiaries of the Registrant

23.1	Consent of Adams and Reese LLP (contained in Exhibit 5.1)

23.2	Consent of Hacker, Johnson & Smith, P.A.

ITEM	17. UNDERTAKINGS

(a) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of Prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of Prospectus filed by the registrant pursuant to Rule 424(b) (1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(b) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(c) The undersigned registrant hereby undertakes:

1.	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

i.	To include any Prospectus required by section 10(a)(3) of the Securities Act of 1933;

ii.	To reflect in the Prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of Prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

iii.	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

2.	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3.	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

4.	That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

i.	If the registrant is relying on Rule 430B (Section 230.430B of the Act):

A.	Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

B.	Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date; or

ii.	If the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

5.

That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities: The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

i.	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

ii.	Any free writing Prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

iii.	The portion of any other free writing Prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

iv.	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

SIGNATURES

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Sammie D. Dixon, Jr. and Kathleen C. Jones and each of them (with full power to each of them to act alone), his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) to this Registration Statement, including any Registration Statement for the same offering that is to be effective upon filing pursuant to Rule 462(b) under other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Tallahassee, State of Florida on April 11, 2014.

PRIME MERIDIAN HOLDING COMPANY

By:	/s/ Sammie D. Dixon, Jr.
Sammie D. Dixon, Jr. Chief Executive Officer, President, and Principal Executive Officer

By:	/s/ Kathleen C. Jones
Kathleen C. Jones Chief Financial Officer, Executive Vice President, and Principal Financial Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following person in the capacities indicated on April 11, 2014.

Name and Signature	Title	Date

/S/ SAMMIE D. DIXON, JR.* William D. Crona	Director	April 11, 2014

/S/ SAMMIE D. DIXON, JR.* Sammie D. Dixon, Jr.	CEO, President, Principal Executive Officer, & Director	April 11, 2014

/S/ SAMMIE D. DIXON, JR.* Steven L. Evans	Director	April 11, 2014

/S/ SAMMIE D. DIXON, JR.* R. Randy Guemple	Director	April 11, 2014

/S/ SAMMIE D. DIXON, JR.* Chris L. Jensen, Jr.	Director	April 11, 2014

/S/ KATHLEEN C. JONES Kathleen C. Jones	CFO, EVP, Principal Financial Officer & Director	April 11, 2014

Name and Signature	Title	Date

/S/ SAMMIE D. DIXON, JR.* Robert H. Kirby	Director	April 11, 2014

/S/ SAMMIE D. DIXON, JR.* Frank L. Langston	Director	April 11, 2014

/S/ SAMMIE D. DIXON, JR.* Todd A. Patterson, D.O.	Director	April 11, 2014

/S/ SAMMIE D. DIXON, JR.* L. Collins Proctor, Sr.	Director	April 11, 2014

/S/ SAMMIE D. DIXON, JR.* Garrison A. Rolle, M.D.	Director	April 11, 2014

/S/ SAMMIE D. DIXON, JR.* Steven D. Smith	Director	April 11, 2014

/S/ SAMMIE D. DIXON, JR.* Marjorie R. Turnbull	Director	April 11, 2014

/S/ SAMMIE D. DIXON, JR.* Richard A. Weidner	Director	April 11, 2014

*	Pursuant to Power of Attorney dated October 18, 2013.